EXHIBIT (a)(1)(i)


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                         DB Hedge Strategies Fund LLC

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      If you do not want to sell your units of limited liability company interest at this time, please disregard this notice. This is simply a notification of the Fund's tender offer.
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December 23, 2003

Dear DB Hedge Strategies Fund LLC Investor:

          We are writing to inform you of important dates related to the repurchase offer relating to DB Hedge Strategies Fund LLC (the "Fund"). If you are not interested in selling your units of limited liability company interest ("Units") at this time, please disregard this notice and take no action.

          The repurchase offer period will begin on December 23, 2003 and end on January 26, 2004. The value of Units for purposes of calculating your repurchase price will be determined as of March 21, 2004, and payment will be made in cash on or about April 30, 2004. The purpose of the tender offer is to provide some liquidity to investors who hold Units. Units can be redeemed by means of a tender offer only during one of the Fund's announced repurchase offers.

          Should you wish to sell any of your Units during this tender offer period, please complete and return the enclosed Letter of Transmittal (the last page will suffice) to PFPC Inc. in the enclosed postage-paid envelope. If you do not wish to sell any of your interests, simply disregard this notice. No action is required if you do not wish to redeem at this time.

          All requests to tender Units must be received by the Fund's Sub-Administrator, PFPC Inc., either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by January 26, 2004. If you elect to tender, it is your responsibility to confirm receipt of the Letter of Transmittal with PFPC Inc. by calling the number below.

          If you have any questions, please refer to the attached Offer to Repurchase document, which contains additional important information about the repurchase offer, or call your Financial Advisor or PFPC Inc. at (302) 791-2810.

Sincerely,

DB Hedge Strategies Fund LLC